United Realty Trust Incorporated 8-K

Exhibit 99.1

Media Contact:

Greg Menken

gmenken@beckermanpr.com

201-465-8017

FOR IMMEDIATE RELEASE

United Realty Trust Incorporated Initial Net Asset Value

19.7% Greater than Offering Price

Inaugural net asset value (NAV) valued at $12.51 per share

New York – January 15, 2015 – United Realty Trust Incorporated (“URTI”), an SEC registered public non-traded REIT led by Jacob Frydman, today published its initial net asset value (NAV) of $12.51 per share. That represents a 19.7% increase over the initial offering price for its shares.

URTI has adopted a valuation policy consistent with FINRA Rule 2014-006. Once the rule’s reporting requirements go into effect, non-traded REITs will be required to report per share NAVs that provide more transparency regarding fees and the true value of their assets. URTI’s management team was excited to re-price ahead of the regulatory reporting curve.

“United Realty has long supported this reporting change in favor of increased transparency, which is in the best interest of the investor,” said Jacob Frydman, CEO and Chairman of URTI. “The new rule will allow financial advisors and their clients to more easily identify those REITs that are creating value, as well as those that are not.”

URTI employed the individual property appraisal method to determine its NAV, using the well-established commercial property appraisal firm KTR Real Estate Advisors based in New York City.

“By leading the way on share reporting, United Realty reinforces its commitment to putting the interests of our investors and the financial services community first,” added Frydman. “FINRA Rule 2014-006 will create a more transparent marketplace for non-traded REITs, and URTI is well positioned to spotlight how our focus on value-added and opportunistic investing enhances value for our investors.”

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About The United Realty Group of Companies

United Realty Advisors LP (“United Realty”), established by veteran real estate investor Jacob Frydman, is the advisor to United Realty Trust Incorporated, an SEC-registered non-traded real estate investment trust (“REIT”).

United Realty Trust Incorporated, The Dual Strategy REIT, executes a dual investment strategy which seeks to generate both stable cash distributions and growth through the acquisition of stabilized, cash flowing real estate as well as value added and opportunistic assets.

United Realty strives to develop innovative, best-in-class real estate financial services products. Through its United Realty Securities affiliate, United Realty distributes its products through a national sales team dedicated to the independent broker-dealer community and RIAs across the country.

Important Notice

The estimated per share NAV does not represent the: (i) the amount at which URTI’s shares would trade at on a national securities exchange, (ii) the amount a stockholder would obtain if he or she tried to sell his or her shares or (iii) the amount stockholders would receive if URTI liquidated its assets and distributed the proceeds after paying all of its expenses and liabilities. Accordingly, with respect to the estimated NAV per share, URTI can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;
•	a stockholder would ultimately realize distributions per share equal to this estimated value per share upon liquidation of URTI’s assets and settlement of its liabilities or a sale of URTI;
•	URTI’s shares would trade at a price equal to or greater than the estimated value per share if the shares were listed on a national securities exchange; or
•	the methodology used to estimate per-share NAV would be acceptable to the Financial Industry Regulatory Authority for use on customer account statements, or that the estimated per-share NAV will satisfy the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code.

The statements in this release include forward-looking statements regarding the intent, belief or current expectations of URTI and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as "may," "will," "seeks," "strives," "anticipates," "believes," "estimates," "expects," "plans," "intends," "should" or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including as a result of those factors set forth in the Risk Factors sections of the most recent annual report on Form 10-K and quarterly report on Form 10-Q.

Forward-looking statements speak only as of the date they are made, and URTI undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

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